Exhibit 10.73

NOTICE OF PARTICIPATION
FISHER SCIENTIFIC INTERNATIONAL INC.
SEVERANCE PLAN FOR KEY EMPLOYEES

Dear Mr. Malus:

You have been selected to participate in the Fisher Scientific International Inc. Severance Plan for Key Employees (the "Plan"). This Plan has been established to help retain qualified employees, maintain a stable work environment and provide economic security to certain employees of Fisher Scientific International, Inc. (the "Company") by providing certain employees with severance protection in the event of certain terminations of employment following a Change in Control. Capitalized terms used in this Notice shall have the meaning set forth in the Plan.

The Plan document is attached to this Notice. You should read the document carefully as it is the legal document which determines your rights under the Plan. In addition, this Notice (which is a legally binding contract between you and the Company) sets forth certain additional conditions of your participation in the Plan.

If you incur a Severance, your Severance Pay shall equal the product of (i) 2.0 and (ii) the sum of your Annual Base Salary and Target Bonus.

The definition of Good Reason applicable to you shall be (i) any failure to continue your position as President-Worldwide Portfolio Management and Sourcing of a publicly traded company; (ii) a material adverse change in your duties or status from those in effect immediately prior to the Change in Control, (iii) a reduction in your Annual Base Salary or a decrease in the target amount of your annual incentive compensation from those levels in effect immediately prior to the Change in Control, (iv) a material reduction in long term incentive opportunity (including an adverse change in performance criteria) and benefits from those levels in effect immediately prior to the Change in Control, or (v) the relocation of your principal place of employment to a location more than fifty (50) miles from your principal place of employment immediately prior to the date of the Change in Control, provided, however, such relocation also requires a material change in your commute.

By executing this Notice, you acknowledge and agree that you have read and understood the Plan and this Notice and agree to the conditions set forth in such documents with respect to your participation in the Plan (including, without limitation, the fact that any Severance Payment you may become entitled to under the Plan will be conditioned on your execution of a release in favor of the Company and its affiliates and that you will be required to cooperate with the Company in transitioning your duties following a termination that entitles you to a Severance Payment under the Plan). In addition, you further acknowledge that the existence of the Plan, your participation in the Plan and the potential benefits payable to you under the Plan are strictly confidential and you agree that you shall not divulge any information whatsoever regarding the Plan without the express written permission of the Plan Administrator.

If you understand and agree with the foregoing, please execute and return the original copy of this notice to Thomas L. Rea.  Should you have any questions regarding the Plan or your participation in the Plan, please contact Mr. Rea at (603) 929-2366.

FISHER SCIENTIFIC INTERNATIONAL INC.

By:	/s/Thomas L. Rea
Name:	Thomas L. Rea
Title:	Senior Vice President, Corporate Services

Signed as of _______.

/s/Alan J. Malus
Alan J. Malus

Signed as of June 15, 2006.